RENTECH, INC.

For Immediate Release
May 29, 2007

Rentech and Peabody Enter Into Development and Coal Supply Agreements for
First Commercial U.S. Coal-to-Liquids Facility

Los Angeles, California- Rentech, Inc. (AMEX:RTK) today announced that it has signed agreements with Peabody Energy (NYSE:BTU) whereby Peabody will fund up to $10 million of the engineering and development costs for Rentech’s planned coal-to-liquids project at its Rentech Energy Midwest Corporation facility (“REMC”) in Illinois. Additionally, under the agreements, Peabody will supply the facility with nearly 1 million tons of coal annually and obtain the right to purchase a 20% equity interest in the project.

The project is anticipated to be the first commercial coal-to-liquids facility in the United States. It entails converting the existing REMC natural gas fed ammonia fertilizer plant into a coal-to-liquids and ammonia facility that will use clean coal gasification technology and Rentech’s patented and proprietary Fischer-Tropsch (FT) process (the Rentech Process) to produce ultra-clean transportation and aviation fuels and fertilizer. The Company believes that converting from expensive natural gas to affordable coal will significantly reduce its cost of operations.

Under the terms of a long-term agreement, Peabody will supply the project with nearly 1 million tons of coal annually from its Illinois operations, providing a reliable source of fuel for the project.

“We are very pleased that Peabody is supporting the development of this coal conversion project,” said D. Hunt Ramsbottom, Rentech’s President and Chief Executive Officer. “Both companies have a tremendous commitment to providing clean energy solutions and to moving the United States toward energy security.”

“Oil prices have increased more than 70 percent in the past five years, and the United States continues to depend on expensive oil imports from unstable regions to meet our needs,” said Peabody’s President and Chief Executive Officer Gregory H. Boyce. “Transforming America’s abundant coal reserves into clean transportation fuels is an important step for strengthening U.S. energy security. Our Rentech partnership demonstrates the synergies we can achieve by fueling clean energy solutions using our large reserve base.”

Upon the expected completion of the plant conversion by 2010, REMC is anticipated to produce at least 1,250 barrels per day or 17.8 million gallons of clean Fischer-Tropsch fuels annually. The facility is also projected to produce approximately 545,000 tons of ammonia and other nitrogen fertilizer products per year and to be developed as a “carbon capture ready” facility.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799

The Rentech Process produces high quality products that are environmentally cleaner than the standard petroleum products they replace. As an example, Fischer-Tropsch diesel fuel has lower regulated emissions than conventional low-sulfur diesel fuel. In addition, with sequestration, fuels from the Rentech Process have lower carbon dioxide emissions on a wellhead to wheels basis than petroleum based fuels. When the Rentech Process is combined with gasification technologies to generate fertilizer and fuel, the production facilities can realize a reduction in manufacturing emissions as well.

Alternative fuels, such as Fischer-Tropsch fuels, are gaining increasing interest around the nation and have strong bipartisan support. President Bush’s January State of the Union address calls for the purchase of 35 billion gallons of alternative fuels annually by 2017. The United States Air Force has also indicated its goal to have 50 percent of its aviation fuel come from alternative fuel sources by 2016.

About Rentech, Inc.

Rentech was incorporated in 1981 to develop technologies that transform under-utilized domestic energy resources into valuable and clean alternative fuels and chemicals. These energy resources include coal, petroleum coke, biomass and municipal solid waste. The Company has developed an advanced derivative of the well-established Fischer-Tropsch, or FT process, for manufacturing ultra-clean diesel fuel and other fuel products.

About Peabody Energy

Peabody Energy is the world's largest private-sector coal company, with 2006 sales of 248 million tons of coal and $5.3 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity.

Safe Harbor

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the Company's Development and Coal Supply Agreements with Peabody Energy and the conversion of Rentech Energy Midwest Corporation (REMC) with Peabody Energy, the coal that may be used and the potential outputs of the facility. The outcome of the project cannot be guaranteed and significant additional funds would need to be raised to complete the project. These statements are based on management's current expectations, and actual results may differ materially as a result of various risks and uncertainties, including Rentech’s ability to: obtain financing for the conversion of REMC; obtain necessary working capital; obtain reasonably priced equipment; obtain customers and favorable prices for products; meet the expected schedule for the various phases of the project; and other factors set forth in the Company's press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech's web site at www.rentechinc.com. The forward-looking statements in this press release are made as of May 29, 2007, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799

For more information

For more information please contact: Julie Dawoodjee, Director of Investor Relations, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com, or see the company's website at: www.rentechinc.com; or Kevin Theiss, CEOcast, Inc. at 212-732-4300 or by email at ktheiss@ceocast.com.

For more information about Peabody Energy, please contact: Vic Svec, Senior Vice President for Investor Relations and Corporate Communications, at 314-342-7768, or by email at vsvec@PeabodyEnergy.com

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799